Exhibit 99.1

Chrysler Group Re-prices Loan to Improve Interest Rate

Auburn Hills, Mich., June 21, 2013 – Chrysler Group LLC today announced that it has taken advantage of market conditions and its improved credit profile to reduce the interest rate for its $2.9 billion term loan and its undrawn $1.3 billion revolving credit facility. In addition, certain loan covenants have been amended to be in harmony with those in the Company’s bond agreement. Under current market conditions, this action reduces the annual interest cost for the term loan by approximately $50 million. This annual savings is partly offset by a one-time call premium of $29.5 million paid to investors. The revolving credit facility maintains a maturity date of May 24, 2016. The term loan maintains a maturity date of May 24, 2017.

About Chrysler Group LLC

Chrysler Group LLC, formed in 2009 to establish a global strategic alliance with Fiat S.p.A., produces Chrysler, Jeep, Dodge, Ram, Mopar, SRT and Fiat vehicles and products. With the resources, technology and worldwide distribution network required to compete on a global scale, the alliance builds on Chrysler Group’s culture of innovation, first established by Walter P. Chrysler in 1925, and Fiat’s complementary technology that dates back to its founding in 1899.

Headquartered in Auburn Hills, Mich., Chrysler Group’s product lineup features some of the world’s most recognizable vehicles, including the Chrysler 300 and Town & Country, Jeep Wrangler, all-new Dodge Dart, Ram 1500, Jeep Grand Cherokee SRT8 and Fiat 500. Fiat contributes world-class technology, platforms and powertrains for small- and medium-size cars, allowing Chrysler Group to offer an expanded product line including environmentally friendly vehicles.

Contacts:

Media Inquiries		Investor Relations
Gualberto Ranieri	Katie Merx	Tim Krause
248.512.2226	248.512.4819	248.512.2923

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